Exhibit 99.1

CARNIVAL CORPORATION NAMES JEFFREY J. GEARHART TO BOARDS OF DIRECTORS

MIAMI (April 21, 2020) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) today announced that Jeffrey J. Gearhart, retired executive vice president, global governance and corporate secretary for Walmart, Inc. (NYSE: WMT), was appointed yesterday to the company’s boards of directors, effective immediately. In his role at Walmart, Gearhart was responsible for, among others, the global legal, compliance, ethics, global security and investigative organizations.

In addition to his 15-year leadership tenure with Walmart, Gearhart is a member of the boards of directors at Bank OZK and Mercy Hospital, Central Region. Before joining Walmart, Gearhart was a partner with Kutak Rock LLP, practicing in the corporate, securities and mergers and acquisitions areas.

With a distinguished career that spans almost three decades, Gearhart is credited with building a globally recognized ethics and compliance program that earned Walmart the New York Stock Exchange Governance Services award for the “Best Governance, Risk, and Compliance Program for Large-Cap Companies” in 2016. Gearhart will serve in a non-executive capacity on Carnival Corporation’s 12-member boards of directors. He will also serve on both the Compliance and the Health, Environmental, Safety & Security (HESS) Committees.

“As someone who led an enterprise-wide ethical-sourcing program in addition to overseeing all domestic and international legal matters for one of the world’s top companies, Jeff brings extensive financial, operational, governance and strategic expertise to our boards of directors,” said Micky Arison, Carnival Corporation & plc chairman. “This, combined with Jeff’s proven track record of balancing regulatory requirements with the commercial realities of doing businesses, will be a major asset as we shape the future of our organization.”

Gearhart earned a doctor of jurisprudence degree from the University of Arkansas, where he also earned a bachelor of science in business administration degree.

There is no other information required to be disclosed pursuant to LR9.6.13R in respect of Gearhart.

About Carnival Corporation & plc

Carnival Corporation & plc is the world's largest leisure travel company with a portfolio of nine of the world's leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features Carnival Cruise Line, Princess Cruises, Holland America Line, Seabourn, P&O Cruises (Australia), Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.

Additional information can be found on www.carnival.com, www.princess.com, www.hollandamerica.com, www.seabourn.com, www.pocruises.com.au,  www.costacruise.com,  www.aida.de, www.pocruises.com and www.cunard.com.

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